Exhibit 4.1

HYPERTENSION DIAGNOSTICS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES

AND RIGHTS OF

SERIES A

CONVERTIBLE PREFERRED STOCK

Pursuant to Section 302A.401 of the Minnesota Business Corporation Act:

I, the undersigned officer of Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company”), in accordance with the provisions of Section 302A.401, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Company (the “Articles”), the Board, on August 27, 2003, adopted the following resolution creating a series of four million, one hundred seventy-seven thousand, two hundred and seventy-five (4,177,275) shares of preferred stock designated as Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of its Articles, a series of preferred stock known as “Series A Convertible Preferred Stock” be, and hereby is, created and that the designation and amount thereof and the rights and preferences of the shares of such preferred stock are as follows:

Section 1.               Designation, Amount and Par Value.  The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be four million, one hundred seventy-seven thousand, two hundred and seventy-five (4,177,275).  Each share of Series A Preferred Stock shall have a par value of $.01 per share and a stated value of $1.68 per share (the “Stated Value”).

Section 2.               Dividends.

(a)           The Series A Preferred Stock shall accrue a cumulative and compounding dividend equal to eleven percent (11%) per annum (the “Trigger Event Dividend”).  The Trigger Event Dividend shall compound annually from the Original Issue Date (as defined in Section 7) until full payment thereof and be payable by the Company, in arrears, commencing one (1) year from the Original Issue Date, only upon the occurrence of the Trigger Event (as defined in Section 7), in cash or through the issuance of additional shares of Series A Preferred Stock, or a combination thereof, at the option of the Company. Notwithstanding the Company’s obligations with respect to the Trigger Event Dividend, in the event the Company declares or pays any dividends or any other distribution with respect to any class or series of Junior Securities (as defined in Section 7), the Company shall also declare and pay to the holders of Series A Preferred Stock as of the record date established by the Board for such dividend or distribution on the Junior Securities, a cumulative and compounding dividend equal to eleven percent (11%) per annum (the “Preferred Dividend,” and together with the Trigger Event Dividend, the “Dividends”).  The Preferred Dividend shall accrue and compound annually from the Original Issue Date until payment in full thereof.  In addition to the Dividends, each share of Series A Preferred Stock shall be entitled to participate in dividends declared or paid on any Junior Securities, and, for the purposes of such dividend(s), each share of Series A Preferred Stock shall be entitled to such dividend as would have been declared and paid with respect to the Common Stock (as defined in Section 7) issuable upon conversion of the Series A Preferred Stock in accordance with Section 5 hereof had all of the outstanding Series A Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.  The Dividends shall be payable on the Series A Preferred Stock out of funds legally available for the declaration of dividends only if and when declared by the Board. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Company’s securities, whether or not paid out of capital, surplus or earnings, other than a distribution upon liquidation of the Company in accordance with Section 4 hereof.

(b)           No dividend shall be paid or declared on or with respect to any class or series of Junior Securities unless a dividend, payable in the same consideration and manner, is simultaneously declared and paid, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth above.

Section 3.               Voting Rights.

(a)           Voting As If Converted.  Except as otherwise provided herein and as otherwise required by law, each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of the shareholders of the Company on all matters voted on by holders of Common Stock.  With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action equal to the Conversion Ratio on the record date for determining stockholders of the Company eligible to vote on any such matters.

(b)           Class Voting.  In addition to such other voting rights specified herein, in the Articles and under the Minnesota Business Corporation Act, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Majority Holders (as defined in Section 7): (i) alter or adversely change the powers, preferences or rights given to the Series A Preferred Stock; (ii) alter or amend this Certificate of Designation in a manner adverse to the holders of Series A Preferred Stock; (iii) authorize or issue (by reclassification or otherwise) any class of equity security having any right, preference or privilege senior to or pari passu with the Series A Preferred Stock with respect to voting, dividend, redemption, conversion or liquidation, or any other rights; (iv) amend the Articles, bylaws or other charter documents of the Company in a manner adverse to the Series A Preferred Stock; (v) increase the authorized number of shares of Series A Preferred Stock; (vi) declare or cause any dividend to be paid to the holders of the Company’s Common Stock; (vii) consummate a Sale Transaction (as defined in Section 7); or (viii) authorize or cause the repurchase of any of the Company’s equity securities.

Section 4.               Liquidation.  Upon any Liquidation (as defined in Section 7), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any kind, including without limitation any assets or surplus funds of the Company to the holders of any of the Company’s Junior Securities, out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock, an amount equal to two and three-tenths (2.3) times the Stated Value (the “Adjusted Stated Value”), plus the amount of any accrued but unpaid dividends on the Series A Preferred Stock, together with such additional amount as is necessary to provide an internal rate of return on the Adjusted Stated Value equal to twenty percent (20%), before any distribution or payment shall be made to the holders of any Junior Securities (the “Liquidation Preference”).  If, upon any Liquidation, the assets of the Company are insufficient to pay the full amount of the Liquidation Preference payable to holders of Series A Preferred Stock, all amounts available for distribution shall be distributed pro rata to the holders of the Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled to receive pursuant to the foregoing provision.  Following payment of the Liquidation Preference to the holders of the Series A Preferred Stock, the holders of any Junior Securities and the holders of the Series A Preferred Stock shall then be entitled to share ratably in all of the assets of the Company thereafter remaining.  For purposes of this joint distribution of assets to the holders of any Junior Securities and the holders of Series A Preferred Stock, the holders of Series A Preferred Stock shall be regarded as owning that number of shares of Common Stock into which the Series A Preferred Stock would then be convertible irrespective of whether there is sufficient authorized shares of the class of stock into which the Series A Preferred Stock would convert.  The Company shall mail written notice of any such Liquidation not less than thirty (30) days prior to the payment date stated therein to each record holder of the Series A Preferred Stock. Any securities or other property to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 4 as a consequence of a Liquidation shall be valued at their Fair Market Value; provided, however, that unlisted securities shall be valued at zero (0) for purposes of the foregoing valuation.

Section 5.               Conversion.

(a)           Optional and Automatic Conversion.  If and only if the Proposal (as defined in Section 7) is approved, then thereafter:

(i)            Optional Conversion.  Each share of Series A Preferred Stock is convertible by the holder thereof into shares of Common Stock at the then applicable Conversion Ratio (as defined in Section 7) as of the Holder Conversion Date (as defined below) at the option of the holder, in whole or in part, at any time after the Original Issue Date.  The holder shall effect conversion(s) by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the “Holder Conversion Notice”), a copy of which, notwithstanding anything herein to the contrary, for convenience purposes only, shall also be promptly sent by the holder to the Company’s transfer agent and the Company’s counsel.  Each Holder Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected (the “Holder Conversion Date”), which date may not be prior to the date on which the holder delivers such Conversion Notice.  If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder

Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 6(a).  If the holder is converting less than all shares of the Series A Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

(ii)           Automatic Conversion.  All, but not less than all, of the then outstanding and unconverted shares of the Series A Preferred Stock shall automatically be converted, at the then applicable Conversion Ratio, on the date of the closing of a Sale Transaction (the “Sale Transaction Conversion Date”).  Nothing contained herein shall limit a holder’s right pursuant to Section 5(a)(i) to convert any or all of the Series A Preferred Stock held by it prior to the Sale Transaction Conversion Date.  The Company shall deliver a notice in the form attached hereto as Exhibit B (the “Company Conversion Notice”) to the holders of the Series A Preferred Stock not less than ten (10) Business Days prior to the Sale Transaction Conversion Date.

A Holder Conversion Date and a Sale Transaction Conversion Date are sometimes referred to herein as a “Conversion Date” and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a “Conversion Notice.”

(b)           Mechanics of Conversion.  Not later than ten (10) Business Days after the Conversion Date and receipt by the Company of an original share certificate representing the shares of the Series A Preferred Stock to be converted, the Company will deliver to the holder: (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement and Shareholders’ Agreement or otherwise appearing on the certificate(s) of the shares of Series A Preferred Stock being converted) representing the number of shares of Common Stock being acquired upon the conversion of shares of the Series A Preferred Stock; and (ii) one or more certificates representing the number of shares of the Series A Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of the Series A Preferred Stock until certificates evidencing such shares of the Series A Preferred Stock are delivered for conversion to either the Company or the Company’s transfer agent, or the holder of such shares of the Series A Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(c)           Conversion Price and Adjustment to Conversion Price.

(i)            Conversion Price.  The conversion price for each share of the Series A Preferred Stock (the “Conversion Price”) on any Conversion Date shall be $0.14, as adjusted from time to time as provided in this Section 5(c).

(ii)           Adjustments to Conversion Price for Dividends, Reclassifications, etc.  If the Company, at any time while any shares of the Series A Preferred Stock are outstanding, shall (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior

Securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, or (E) consolidate or merge into another Person (where the Company is not the surviving entity or where there is a change in, or distribution with respect to, the Common Stock), then the new Conversion Price shall be determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or merger.

(iii)          Adjustments to Conversion Price for Certain Distributions.  If the Company, at any time while any shares of the Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of the Series A Preferred Stock) evidences of its indebtedness or assets or other rights (excluding those referred to in Section 5(c)(ii) above), then in each such case the Conversion Price at which each share of the Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Fair Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Fair Market Value of the Common Stock on such record date less the then Fair Market Value at such record date of the portion of such assets or evidences of indebtedness so distributed applicable to one (1) outstanding share of Common Stock. Such adjustments shall be described in a statement provided to the holders of the Series A Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(iv)          Adjustments to Conversion Price for Other Issuances.  If and whenever the Company, at any time while any shares of the Series A Preferred Stock are outstanding, shall issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price then in effect (other than any transaction described in Sections 5(c)(ii)-(iii) above), or shall issue any options, warrants, other convertible securities or other rights for the purchase of shares of Common Stock for a consideration per share (as determined in accordance with this Section 5(c)(iv)) less than the Conversion Price then in effect on the date of, and immediately prior to, such issue, then, immediately upon such issuance or sale of such securities, the Conversion Price in effect immediately prior to such issuance or sale shall be reduced such that Conversion Price shall equal the Restated Price.  “Restated Price” shall equal the Stated Value, divided by (a) the total consideration set forth in the Purchase Agreement between the holder of the Series A Preferred Stock and the Company as of the Original Issue Date, divided by the Issuance Price (as hereinafter defined), less (b) the number of shares of Common Stock set forth in Section 1(B) of the Purchase Agreement, the result of which shall be divided by (c) the number of shares of

Preferred Stock set forth in Section 1(A) of the Purchase Agreement. Stated as a formula, the foregoing should be read as:

Restated Price =	Stated Value
(a)-(b)
(c)

“Issuance Price” shall mean (x) for issuances of Common Stock, the price at which such shares of Common Stock were sold, and (y) for issuances of options, warrants, other convertible securities or other purchase rights, the price per share for which Common Stock is issuable, as determined by sub-section 5(c)(iv)(A), 5(c)(iv)(B), or 5(c)(iv)(C) as applicable.

(A)          Issuances of Rights or Options.  If the Company in any manner grants or sells any options or warrants to purchase Common Stock or convertible securities for which Common Stock is issuable and the price per share for which Common Stock is issuable upon the exercise of such options or warrants, or upon conversion or exchange of any convertible securities issuable upon exercise of such options or warrants, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such options or warrants, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or warrants or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options or warrants shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such options or warrants for such price per share.  For purposes of this subsection, the “price per share for which Common Stock is issuable” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such options or warrants, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such options or warrants, plus in the case of such options or warrants which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such convertible securities and the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such options or warrants or upon the conversion or exchange of all such convertible securities issuable upon the exercise of such options or warrants.  No further adjustment of the Conversion Price shall be made when convertible securities are actually issued upon the exercise of such options or warrants or when Common Stock is actually issued upon the exercise of such options or warrants or the conversion or exchange of such convertible securities.

(B)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any securities convertible or exchangeable for Common Stock and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such convertible securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share.  For the purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such convertible securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities.  No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options or warrants for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price pursuant to this paragraph shall be made by reason of such issue or sale.

(C)           Change in Option Price or Conversion Rate.  If there is any change at any time in (x) the purchase price provided for in any options or warrants; (y) in the additional consideration, if any, payable upon the conversion or exchange of any convertible securities; or (z) or the rate at which any convertible securities are convertible into or exchangeable for Common Stock, then the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options or warrants or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(D)          Treatment of Expired Options and Unexercised Convertible Securities.  If any options, warrants, other convertible securities or other purchase rights that are taken into account in any such adjustment of the Conversion Price subsequently expire or terminate without exercise or conversion, the Conversion Price shall immediately be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, other convertible securities or other purchase rights been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such remaining options, warrants, other convertible securities or other purchase rights.  If the Conversion Price is adjusted as the result of and at the time of the issuance of any options, warrants, other convertible securities or other purchase rights, no further adjustment of the Conversion Price shall be made at the time of the exercise or conversion of such options, warrants, other convertible securities or other purchase rights.

(d)           Calculation of Consideration Received.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  If any Common Stock, option or convertible security is issued or sold or deemed to have been issued or sold for cash, the consideration paid therefor shall be deemed to be the aggregate gross consideration paid by the purchasers therefor before deducting any discounts, commissions or other expenses in connection with the issuance and sale thereof.  If any Common Stock, option or convertible security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the Fair Market Value of such consideration.  If any Common Stock, option or convertible security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, option or convertible security, as the case may be.

(e)           Notices of Adjustment and Other Notices.

(i)            Notice of Adjustments to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to Section 5(c), the Company shall promptly mail to each holder of Series A Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)           Other Notices.  In the event (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any Sale Transaction or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (2) the date on which such reclassification, Sale Transaction or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Sale Transaction or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(f)            Reservation of Stock Issuable upon Conversion.  At such time and only at such time as the Proposal (as defined in Section 7) is approved, then and only then will the Company reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock.  All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid and nonassessable.

(g)           Fractional Shares.  Unless the holder of shares of Series A Preferred Stock being converted specifies otherwise, the Company shall issue fractional shares of Common Stock (carried out to three (3) decimal places) upon conversion of shares of Series A Preferred Stock.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.  At the option of the holder, the holder may require that the Company, instead of issuing any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Conversion Date.

(h)           Certificates.  The issuance of certificates for shares of Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of the Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  Shares of the Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

Section 6.               Miscellaneous

(a)           Notices.  Any and all notices or other communications or deliveries to be provided by the holders of the Series A Preferred Stock hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of the Series A Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 11:59 p.m. (Central Time) on such date of transmission; (ii) four days after deposit in the United States mails; (iii) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)           Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as the same may be amended from time to time) are determined to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(c)           Information Rights.  For as long as any Series A Preferred Stock shall be issued and outstanding, the Company shall provide to the holders of the Series A Preferred Stock unaudited quarterly and audited annual financial statements of the Company.  The Company agrees to provide quarterly financial statements on or prior to forty-five (45) days following the close of the applicable quarter, and annual financial statements on or prior to ninety (90) days following the close of the applicable fiscal year.

Section 7.               Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Appraisal Procedure” means the following procedure to determine the fair market value, as to any security, for purposes of the definition of “Fair Market Value” or the fair market value, as to any other property (in either case, the “Valuation Amount”).  The Valuation Amount shall be determined in good faith jointly by the Board and the Majority Holders; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board and the Majority Holders.  If the Board and the Majority Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposes that one be selected, the investment banking firm will be selected by an arbitrator located in Los Angeles County, California, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Board and the Majority Holders, of not more than six (6) investment banking firms of national standing in the United States, of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Majority Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in his or her sole discretion from the list of six. The Board and the Majority Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty (30) days of its appointment, make its own determination of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the two Valuation Amounts closest together, as determined by the investment banking firm, from among the Valuation Amounts submitted by the Company and the Majority Holders and the Valuation Amount calculated by the investment banking firm. The determination of the final Valuation Amount by such investment-banking firm shall be final and binding upon the parties.  The Company shall pay all of the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

“Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

“Common Stock” means the common stock, $0.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Ratio” with respect to a share of the Series A Preferred Stock means, at any time, a fraction, of which the numerator is the Stated Value of such share, and of which the denominator is the Conversion Price at such time. Initially, each share of Series A Preferred Stock shall convert into twelve (12) shares of Common Stock.

“Fair Market Value” means, as to any security, the twenty (20) day average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest ask prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and ask prices quoted in the NASDAQ National Market System, or the Nasdaq SmallCap Market, as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the NASDAQ National Market System or the Nasdaq SmallCap Market, the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).  If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the “Fair Market Value” of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party.  In determining the Fair Market Value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common

Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase Common Stock or securities convertible into or exchangeable for shares of Common Stock; provided, however that such assumption will not include those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists).  “Fair Market Value” means with respect to property other than securities, the “fair market value” determined in accordance with the Appraisal Procedure.

“Junior Securities” means the Common Stock of the Company and any other class or series of stock or other equity securities of the Company heretofore authorized, ranking junior to the Series A Preferred Stock in respect of rights on liquidation, dissolution and winding up of the affairs of the Company.

“Liquidation” shall be deemed to have occurred if the Company shall (i) commence a voluntary case under the United States bankruptcy laws (as now or hereafter in effect) or any applicable bankruptcy, insolvency or similar law of any other country, or (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantially all of its property, or (iii) make a general assignment for the benefit of creditors, or (iv) admit in writing its inability, or be generally unable, to pay its debts as they become due, or (v) be adjudicated as bankrupt or insolvent, or (vi) file a petition or take advantage of any other law providing for the relief of debtors, or (vii) acquiesce to, or fail to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under the United States bankruptcy laws, or any applicable bankruptcy, insolvency or similar law of any other country or (viii) take any action for the purpose of effecting any of the foregoing. A Sale Transaction shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 3 and Section 5.

“Majority Holders” means the holders of more than fifty percent (50%) of the issued and outstanding shares of Series A Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of the Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such shares of the Series A Preferred Stock.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Proposal” means a proposal presented to the holders of the Company’s voting securities at a meeting called for such purpose, among other purposes, for approval of an increase the number of shares of Common Stock authorized to at least 150,000,000, or such other number as may be sufficient to allow for the reservation for issuance of all shares of Common Stock underlying each outstanding security convertible or exercisable for, or exchangeable into, Common Stock.

“Purchase Agreement” means the Securities Purchase Agreement relating to the Company’s private placement of its securities pursuant to that certain Confidential Private Placement Memorandum dated August 4, 2003 entered into among the Company and the original holders of the Series A Preferred Stock.

“Sale Transaction” means a sale, conveyance or disposition of all or substantially all of the assets of the Company; or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of or transferred, including without limitation the acquisition by any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons of more than fifty percent (50%) of the voting power of the Company; or a consolidation or merger of the Company with or into any other Person following which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the capital stock of the surviving entity immediately after such consolidation of merger.

“Trigger Event” means the failure of the Proposal to be duly approved within 120 days of the final closing of the Company’s private placement of its securities pursuant to that certain Confidential Private Placement Memorandum dated August 4, 2003, provided that each holder of the Series A Preferred Stock as of the record date relating to the Proposal votes in favor of the Proposal.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 28th day of August, 2003.

HYPERTENSION DIAGNOSTICS, INC.

By:
Name:	Greg H. Guettler
Its:	President

EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder
in order to Convert Shares of the Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) indicated below, into the number of shares of Common Stock, par value $.01 per share (the “Common Stock”), of Hypertension Diagnostics, Inc. (the “Company”) indicated below, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
Date to Effect Conversion

Number of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name of Holder

Address of Holder

EXHIBIT B

NOTICE OF CONVERSION AT
THE ELECTION OF THE COMPANY

Hypertension Diagnostics, Inc. (the “Company”) hereby represents and warrants that the conditions precedent to a Company Conversion pursuant to Section 5(a)(ii) of the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock have been satisfied and therefore hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [   ] shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) held by the Holder into shares of Common Stock, par value $.01 per share (the “Common Stock”) of the Company according to the terms hereof, as of the date written below.  No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any, which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:
Date to Effect Conversion

Number of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Holder

Address of Holder